UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 1, 2006

Impax Laboratories, Inc. (Exact name of registrant as specified in its charter)

Delaware	0-27354	65-0403311
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

30831 Huntwood Ave., Hayward, CA 94544
(Address of principal executive offices) (Zip Code)

510-476-2000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 1, 2006, the registrant entered into an employment agreement with David S. Doll, pursuant to which Mr. Doll will continue to serve as the registrant’s Executive Vice President, Commercial Operations for an initial three-year term, subject to subsequent renewal for successive one-year terms. Mr. Doll will receive an annual base salary of $295,000 through January 31, 2007, $335,000 for the 12 months ending January 31, 2008, and $395,000 thereafter. He will also be eligible to participate in any bonus plans or incentive compensation programs as may be in effect during the agreement term, such bonus target set at 75% of his base salary.

In addition, Mr. Doll will initially be granted a restricted stock bonus award of 30,000 shares of the registrant’s Common Stock, vesting in equal increments over seven years, and options to purchase 30,000 additional shares, vesting in equal increments over four years. On the second anniversary of the agreement, he will receive an additional 30,000-share restricted stock bonus award and an additional 30,000 options, vesting in the same manner as the initial awards. The agreement also grants Mr. Doll certain fringe benefits and reimbursement for reasonable business expenses.

Item 9.01. Financial Statements and Exhibits.

Exhibits. The following exhibit is filed herewith:

10.1 Employment Agreement with David S. Doll dated September 1, 2006.

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement with David S. Doll dated September 1, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 8, 2006

IMPAX LABORATORIES, INC.

By:	/s/ Arthur A. Koch, Jr.
Name:	Arthur A. Koch, Jr.
Title:	Chief Financial Officer